EXHIBIT 10.24

This Agreement is effective as of March 11, 2009 by and between Intellon Corporation (“Sponsor”) and the HomePlug Powerline Alliance, Inc. (“Alliance”).

Background

A.	The Sponsors wish to define, establish and support one or more system specifications that may be used for home networking over powerlines and other types of powerline communications.

B.	The Sponsors wish to encourage broad and open industry adoption of the specification(s) and, toward that end, to facilitate the provision of necessary patent licenses under reasonable terms and conditions that are demonstrably free of any unfair discrimination.

C.	The Sponsors wish to support market awareness of the specification(s) and encourage use of products based upon the specification(s).

D.	The Sponsors wish to develop policies and procedures for certification and compliance testing of products based upon the specification(s) to verify compliance with the specification(s) and to develop and license certification marks.

E.	The Sponsors also wish to provide for the possibility of issuing revisions and updates to the specification(s).

Agreement

1. Definitions.

1.1 “Associates” shall mean collectively all such entities as are signatories to any Alliance Associate’s Agreement and are in good standing with the Alliance. The Alliance Board of Directors, in its sole and absolute discretion, may establish one or more classes of Associates, each such class having the rights and responsibilities delineated in its respective Associate’s Agreement. There are currently contemplated to be two broad classes of Associates: the first class having the right to make Technical and Reference Contributions, be involved in the Specification Adoption process (and thereby subject to all patent licensing obligations relating thereto), and be able to receive a license to the Necessary Patent Claims for a Final Specification (any such Associate shall be referred to herein as a “Participant Associate”); the second class shall not have the right to make Technical and Reference Contributions or be involved in the Specification Adoption process, but shall be able to receive a license to the Necessary Patent Claims for a Final Specification (any such Associate shall be referred to herein as an “Adopter Associate”). The Alliance Board of Directors expressly reserves the right to change the names of such classes of Associates, and the titles “Participant Associate” and “Adopter Associate” are used herein solely for ease of reference.

1.2 “Confidential Information” is defined in Section 6.1.

1.3 “Control” shall mean beneficial ownership of more than fifty percent (50%) of the voting stock or equity in an entity; an “Affiliate” shall mean an entity that directly or indirectly Controls, is Controlled by, or is under common Control with another entity, so long as such Control exists. When the term “Sponsor” is used in reference to the signatory to this Agreement, “Sponsor” shall include the signatory and all of the signatory’s Affiliates.

1.4 “Draft Reference Document(s)” shall mean a Reference Document in draft form, as provided in Section 2.7. The content of Draft Reference Documents is not under any circumstances subject to the patent licensing provisions of Section 3.

(a)	“Draft Specification” shall mean technical document(s) embodying the technical protocols and system architectures related to networking or communicating over wiring which are in draft form and have been approved by the Board of Directors pursuant to Section 2.2.

1.5 “Encumbered Necessary Patent Claims” shall mean Necessary Patent Claims that will require Sponsor to pay royalties or other consideration to non-Affiliates that are not also Sponsors or Participant Associates (except for payments to employees within the scope of their employment).

1.6 “Filing Date Cutoff” shall mean: (a) January 1, 2005 with respect to Final Specifications adopted prior to July 1, 2003; and (b) January 1, 2010 with respect to Final Specifications adopted on or after July 1, 2003.

1.7 “Final Specification” shall mean a Pending Specification which has been finally adopted by the Alliance pursuant to Section 2.5.

1.8 “Fully Compliant” shall mean: (a) an implementation of the Final Specification which supports or implements all of the portions of the Final Specification defined by the Final Specification as being “Required”; or (b) an implementation of all portions of the Final Specification required for a specific type of product or component thereof.

1.9 “Majority Vote” shall mean, when used in the context of a vote of the Alliance Board of Directors, a majority of a quorum of the Board. “Majority Vote” shall mean, when used in the context of a vote of the Alliance Sponsors, a majority of the total number of Sponsors, not merely a majority of a quorum of the Sponsors.

1.10 “Necessary Patent Claims” shall mean those claims of all patents, other than design patents and design registrations, throughout the world entitled to an effective filing date prior to the Filing Date Cutoff, which are necessarily infringed by: (i) an implementation of a Final Specification which cannot be avoided by another commercially reasonable non-infringing implementation of such Final Specification; or (ii) an implementation of any example included in the Final Specification.

1.11 “Pending Specification” shall mean a Draft Specification which has been approved by the Sponsors pursuant to Section 2.4.

1.12 “Reference Contribution(s)” shall mean any technical information that is conspicuously marked “REFERENCE CONTRIBUTION: NOT SUBMITTED UNDER OBLIGATION TO LICENSE” and submitted to the Alliance for possible inclusion in Reference Document(s), pursuant to the procedure established from time to time by the Alliance Board of Directors. The content of Reference Contributions is not under any circumstances subject to the patent licensing provisions of Section 3.

1.13 “Reference Document(s)” shall mean a document approved by the Alliance pursuant to Section 2.7 that contains technical information that is conspicuously marked “FOR REFERENCE PURPOSES ONLY” and is included as an addendum to, or otherwise referenced in, Final Specification(s); however any such “Reference Document(s)” will not be considered to be part of such Final Specification(s). The content of Reference Documents is not under any circumstances subject to the patent licensing provisions of Section 3.

1.14 “Review Period” shall mean the period that each Sponsor has to review and object to the inclusion of its Necessary Patent Claims in a Draft Specification. The “Review Period” shall commence on the date that the Draft Specification is formally sent to all Sponsors and Participant Associates requesting their review of the Draft Specification for Necessary Patent Claims. Prior to December 31, 2005 the “Review Period” shall be 21 days, and commencing on January 1, 2006 the “Review Period” shall be 45 days.

1.15 “Sponsors” shall mean collectively all such entities as are signatories to the Alliance Sponsor’s Agreement and are in good standing with the Alliance. A Sponsor shall be considered to have departed and have had its Sponsor status terminated upon its withdrawal, change to Associate status, termination of status because of failure to pay dues, expulsion, dissolution, or upon other conditions specified in this Agreement or the Alliance Bylaws.

1.16 “Sponsor’s Alliance Representative” shall mean any person who: (a) is a member or alternate of the Board of Directors or a Specification Working Group; or (b) has attended any meeting of the Board of Directors or a Specification Working Group (whether in-person or via teleconference); or (c) has subscribed to the Board of Directors or a Specification Working Group email list reflector.

1.17 “Technical Contribution(s)” shall mean technical information submitted to the Alliance for possible inclusion in Final Specification(s), pursuant to the procedure established from time to time by the Alliance Board of Directors.

2. Specification and Reference Document Adoption Procedures. The following procedures shall govern the adoption of Final Specifications and Reference Documents:

2.1 Submission of Contributions. Technical Contributions and Reference Contributions may be submitted pursuant to procedures established from time to time by the Alliance Board of Directors.

2.2 Preparation of Draft Specification. Draft Specifications shall be prepared based upon Technical Contributions and such other matters desirable for inclusion. The Sponsors and Participant Associates shall use reasonable efforts to expedite the preparation of Draft Specifications, including any revisions or changes to such Draft Specifications. Upon a Majority Vote of the Board of Directors, a document may be designated as a “Draft Specification”. Draft Specifications (along with any Technical Contributions relating thereto) shall be considered “Confidential Information” pursuant to Section 6.1.

2.3 Draft Specification Review. The Board of Directors, by Majority Vote, may propose that a Draft Specification be formally submitted to the Sponsors and Participant Associates for review of Necessary Patent Claims. During such Review Period, each Sponsor and/or Participant Associate that objects to the inclusion of any of its Necessary Patent Claims, or any other matters, shall be required to provide a written statement describing with particularity any portion of the Draft Specification which it finds objectionable, the specific reasons therefore, and any revisions to the Draft Specification which would cure such objections during the term of the Review Period. In the event that a Sponsor fails to make any objections to the Draft Specification during the Review Period, such Sponsor will be required to license any of its Necessary Patent Claims in the Draft Specification pursuant to the provisions of Section 3.1 in the event that the Draft Specification is adopted as a Final Specification unless such Sponsor withdraws pursuant to Section 2.5.1.

2.4 Specification Voting. Upon the conclusion of the Review Period, each Sponsor shall have fourteen (14) days to vote upon whether the Alliance should adopt the Draft Specification as a Final Specification. Any Draft Specification must be approved by a two-thirds (2/3) Majority Vote of the Sponsors, at which point it will become a “Pending Specification”. In the event that a Draft Specification fails to obtain the two-thirds (2/3) Majority Vote required, it may be resubmitted pursuant to Section 2.6.

2.5 Finalization Period; Pending Specification Withdrawal.

2.5.1 14 Day Withdrawal Period. Any Sponsor that voted against the approval of the Draft Specification as a Pending Specification may withdraw from the Alliance within fourteen (14) days from the date on which two-thirds (2/3) of the Sponsors voted to approve the Pending Specification (“14 Day Withdrawal Period”). In lieu of a complete withdrawal, a Sponsor may withdraw as a Sponsor but remain an Adopter Associate of the Alliance; such change in status will constitute “withdrawal” of the Sponsor for purposes of this Agreement provided that the Sponsor complies with all other withdrawal provisions. Any withdrawal of the Sponsor must comply with Section 3.3.2, and any such withdrawing Sponsor shall only be required to grant licenses to any of its Necessary Patent Claims pursuant to Section 3.4. For the avoidance of doubt, no Sponsor that voted for the Pending Specification, failed to vote on the Pending Specification during the time period allowed, or voted against the Pending Specification but failed to submit a written withdrawal notice in compliance with Section 3.3.2, shall be considered to have withdrawn under this Section and shall therefore be subject to all patent licensing provisions of Section 3. Upon the passing of the 14 Day Withdrawal Period for each Sponsor, and assuming that no Sponsor issues a withdrawal notice under this Section 2.5.1, then the Pending Specification shall become a Final Specification.

2.5.2 Withdrawal of Pending Specification. In the event that a Sponsor withdraws from the Alliance pursuant to Section 2.5.1, the Sponsors may determine by a two-thirds (2/3) Majority Vote: (a) to withdraw the Pending Specification on the ground that the withdrawal of the Sponsor will frustrate the purpose of the adoption of the Pending Specification due to the removal of licensing rights to Necessary Patent Claims held by such withdrawing Sponsor; (b) to issue the Pending Specification as a Final Specification notwithstanding the withdrawal of any Sponsor; or (c) to resubmit the Pending Specification to the Sponsors and Participant Associates for review pursuant to Section 2.3, in which event the Pending Specification shall again become a Draft Specification subject to the procedures delineated in Sections 2.3, 2.4 and 2.5.

2.6 Updates, Revisions or Resubmissions. In the event that a Final Specification is modified or revised, any such modification or revision shall be considered a newly created Draft Specification and subject to all procedures relating thereto, including without limitation the Review Period and Sponsor voting requirements. Similarly, in the event that a Pending Specification is withdrawn for any reason, or a Draft Specification fails to achieve a sufficient vote to become a Pending Specification, such withdrawn Pending Specification or failed Draft Specification may be resubmitted with or without revision as a newly created Draft Specification, subject to all procedures relating thereto. Any such resubmission will occur only upon a Majority Vote of the Board of Directors.

2.7 Reference Document Approval. Reference Documents shall be prepared based upon Reference Contributions and such other documents desirable for inclusion. The Sponsors and Participant Associates shall use reasonable efforts to expedite the preparation of Reference Documents, including any revisions or changes to such Reference Documents. Upon a Majority Vote of the Board of Directors, a document may be designated as a “Draft Reference Document”. “Draft Reference Documents” (along with any Reference Contributions relating thereto) shall be considered “Confidential Information” pursuant to Section 6.1. A Draft Reference Document may be approved as a “Reference Document” upon a two-thirds (2/3) Majority Vote of the Sponsors.

2.8 Effect on Previously Adopted Final Specifications. The adoption of a new Final Specification shall not change or revoke any previously adopted Final Specification.

2.9 No Requirement to Conduct Patent Searches. No Sponsor or Participant Associate shall have any duty to perform any patent search before, during or after the Review Period, or at any other time pursuant to this Agreement.

3. Patent Matters.

3.1 Patent Licensing.

3.1.1 Grant of License. Upon the adoption of a Final Specification, Sponsor hereby covenants to grant to any Sponsor, Participant Associate, or Adopter Associate, under reasonable terms and conditions that are demonstrably free of any unfair discrimination, a nonexclusive, irrevocable, nontransferable, non-sublicenseable, worldwide license to implement the Final Specification and to make, have made, use, import, offer to sell, lease, sell, promote and otherwise distribute the resulting implementation (whether implemented in hardware, software, or some combination of hardware and software) pursuant to the scope of license delineated in Section 3.1.2 and subject to the exclusions delineated in Section 3.1.3 and the limitations embodied in Section 3.1.4, under: (a) any Necessary Patent Claims contained in any Technical Contribution it has submitted to the Alliance, or (b) any Necessary Patent Claims which are owned by Sponsor and are embodied in a Final Specification. For purposes of clarification, any Necessary Patent Claims owned by Sponsor are subject to the covenant to grant a license, and Sponsor may not later transfer and/or encumber the Necessary Patent Claims and thereby circumvent its obligation to grant a license to such Necessary Patent Claims.

3.1.2 Scope of License. Sponsor shall only be required to grant the license to Necessary Patent Claims pursuant to the following scope: (a) in the event that the Final Specification was adopted prior to July 1, 2003, then the scope of the license shall be only to the extent that the resulting implementation is used for the purposes of home networking over the powerline; (b) in the event that the Final Specification was adopted after July 1, 2003, then the scope of the license shall be unlimited. For purposes of clarity, the scope of license for Necessary Patent Claims which are contained both in a Final Specification adopted prior to July 1, 2003 and a Final Specification adopted after July 1, 2003 shall be unlimited, regardless of whether Sponsor departs from the Alliance prior to the adoption of any Final Specification adopted after July 1, 2003.

3.1.3 Exclusions from License. The covenant to grant a license to any Necessary Patent Claims shall not extend to any of the following enumerated categories: (i) enabling technology that may be needed to make or use any product that complies with the Final Specification but is not expressly set forth in the Final Specification (for example, application programming interfaces, basic computer and network technology, semiconductor manufacturing technology, compiler technology, object-oriented technology and operating system technology); (ii) implementations for technical specifications not developed by the Alliance but referred to or incorporated in the Final Specification(s); (iii) any technological implementation of the Final Specification that is not Fully Compliant; (iv) any technology or features that are not necessary to implement the Final Specification(s); and (v) technology embodied in any Reference Documents (but not included in any Final Specifications).

3.1.4 Limitations on License. The covenant to grant a license shall not extend to any Encumbered Necessary Patent Claims in the event that Sponsor satisfies the conditions specified in one or more of Sections 3.1.4(a), 3.1.4(b), or 3.1.4(c):

(a)	Sponsor discloses to the Alliance, to the best of its actual knowledge, the existence and extent of the Encumbered Necessary Patent Claims at the time of submission of a Technical Contribution which contains such Encumbered Necessary Patent Claims.

(b)	In the event that a Technical Contribution submitted by Sponsor contains Encumbered Necessary Patent Claims, but Sponsor did not disclose the existence and extent of such Encumbered Necessary Patent Claims as Sponsor was not aware of the existence of such limitations, Sponsor promptly informs the Alliance with specificity of the existence and extent of such Encumbered Necessary Patent Claims. In no event shall such disclosure be made later than upon the expiration of the 14 Day Withdrawal Period.

(c)	In the event that Sponsor, subsequent to the expiration of the 14 Day Withdrawal Period, becomes aware that Encumbered Necessary Patent Claims are embodied in a Technical Contribution submitted by Sponsor, Sponsor promptly informs the Alliance with specificity of any and all such limitations on licensing rights, and uses commercially reasonable efforts to assist any Sponsor, Participant Associate, or Adopter Associate to obtain a license to the Encumbered Necessary Patent Claims to the extent that such limitations on licensing obligations exist. As used in this Section 3.1.4(c), “commercially reasonable efforts” shall not include a requirement that Sponsor make un-reimbursed payments to third parties.

Notwithstanding any other provisions of Section 3.1.4, in the event that the limitations on licensing rights which caused the Necessary Patent Claims to become Encumbered Necessary Patent Claims did not arise in a reasonably foreseeable manner, Sponsor shall not be required to make any efforts to assist any Sponsor, Participant Associate, or Adopter Associate to obtain a license to the Encumbered Necessary Patent Claims to the extent that such limitations on licensing obligations exist. Sponsor is under no obligation to conduct any patent search in order to be able to rely upon this Section 3.1.4.

3.2 Limitations on Injunctions in Infringement Actions. Sponsor hereby agrees not to seek an injunction and hereby waives its rights to an injunction with respect to infringement of its Necessary Patent Claims, pursuant to the following terms and conditions:

3.2.1 Final Specifications Adopted Prior to July 1, 2003. With respect to Necessary Patent Claims which would be infringed by the implementation of Final Specifications adopted prior to July 1, 2003, Sponsor hereby agrees not to seek an injunction and hereby waives its rights to an injunction with respect to infringement of its Necessary Patent Claims by products or services that are substantially Fully Compliant with the Final Specification, against any person entitled to the grant of a license to such Sponsor’s Necessary Patent Claims. Such waiver of injunctive relief shall not prohibit Sponsor from seeking or receiving damages, including enhanced damages for willful infringement, from any person.

3.2.2 Final Specifications Adopted On or After July 1, 2003. With respect to Necessary Patent Claims which would be infringed by the implementation of Final Specifications adopted on or after July 1, 2003, Sponsor hereby agrees not to seek an injunction and hereby waives its rights to an injunction with respect to infringement of its Necessary Patent Claims by products or services that are substantially Fully Compliant with the Final Specification, against any person that has licensed such Sponsor’s Necessary Patent Claims pursuant to the provisions of Section 3.1. Such waiver of injunctive relief shall not prohibit Sponsor from: (a) seeking or receiving damages, including enhanced damages for willful infringement, from any person; or (b) seeking an injunction against a person that has licensed the Sponsor’s Necessary Patent Claims pursuant to Section 3.1 but is using such Necessary Patent Claims in a manner outside the scope of license, as specifically described in Section 3.1.2, or in a manner excluded from the license, as described in Section 3.1.3.

3.2.3 Backwards Compatibility Necessary Patent Claims. In the event that any Necessary Patent Claims would be infringed both by the implementation of a Final Specification adopted prior to July 1, 2003, and also by the implementation of a Final Specification adopted on or after July 1, 2003, then Section 3.2.2 will govern injunctions with respect to infringement of such Necessary Patent Claims.

3.3 Termination of Sponsor’s Status in Alliance. Upon the termination of Sponsor’s status as a Sponsor of the Alliance, whether by withdrawal, change to Associate status, termination of status because of failure to pay dues, expulsion, or otherwise:

3.3.1 License Grant Survival. All covenants and licenses granted by such departing Sponsor with respect to any of its Necessary Patent Claims in a Final Specification in effect as of the date of departure shall continue in full force and effect, and shall extend to any person which later adopts such Final Specification. No covenants or licenses shall be deemed to be granted with respect to any of such departing Sponsor’s Necessary Patent Claims to any Draft or Pending Specification except as provided in Section 3.3.2.

3.3.2 Notice of Withdrawal. In the event that a Sponsor withdraws (or changes to Adopter Associate status), such departing Sponsor must identify with reasonable specificity in its written notice of withdrawal to the Alliance: (a) any Necessary Patent Claims that Sponsor’s Alliance Representative(s) are actually aware that Sponsor holds in any Technical Contribution it has submitted to the Alliance; and (b) any Necessary Patent Claims that Sponsor’s Alliance Representative(s) are aware that the departing Sponsor is actively developing that would be infringed by a Pending Specification. Additionally, in the event that a Sponsor is withdrawing under Section 2.5.1, such notice must identify, with reasonable specificity, any Necessary Patent Claims Sponsor’s Alliance Representative(s) are actually aware that Sponsor holds in any Pending Specification. In the event that a withdrawing Sponsor fails to deliver to the Alliance a required notice under this Section 3.3.2, any of such Sponsor’s Necessary Patent Claims shall be subject to all the patent licensing provisions of Section 3.

3.4 Future Specification Licensing. The obligations of a current or former Sponsor to comply with its obligations under Section 3 shall continue as to any new Final Specification if such Final Specification: (i) defines a network that is backwards compatible to a prior Final Specification for which the Sponsor is obligated to grant licenses, and (ii) uses a Necessary Patent Claim in a substantially similar manner and to a substantially similar extent as the Necessary Patent Claim was used in a prior Final Specification for which the Sponsor is obligated to grant licenses.

3.5 Patent Ownership. The Alliance will not assert any ownership claims to any patent held or acquired by any Sponsor. Additionally, the Alliance will not assert any ownership claims to any patents that may be developed by any Sponsors or Associates during any Alliance meetings or that may otherwise be developed pursuant to any Alliance activities.

3.6 Patent Disclosures. Sponsor agrees to disclose to the Alliance all published and/or issued patents that Sponsor’s Alliance Representative(s) are actually aware are embodied as Necessary Patent Claims in any Final Specification, from any country in which such published and/or issued patents are a matter of public record, within 90 days of the later of Section 3.6(a), 3.6(b) or 3.6(c):

(a)	The publication or issuance of the patent(s).

(b)	The issuance of a Final Specification.

(c)	The date on which Sponsor joins the Alliance.

4. Copyright Matters.

4.1 Technical Contributions; Final Specifications. Any Technical Contribution submitted to the Alliance is licensed on a nonexclusive basis to the Alliance and any duly authorized agents thereof solely for the limited purpose of being evaluated for inclusion in a Final Specification. In the event that the Technical Contribution submitted, or a portion or derivative work thereof, is included in a Final Specification, the party submitting such copyrighted material hereby grants to the Alliance and all persons using the Final Specification an irrevocable, perpetual, worldwide, nonexclusive, royalty free license for the purpose of allowing them to create, distribute, reproduce, display and otherwise use the copyrighted material in accordance with the Alliance’s policies and procedures. The party submitting the Technical Contribution shall continue to have ownership rights in the copyright to the Technical Contribution, subject to the license granted above. The copyright to the Final Specification itself will be owned by the Alliance, and the party submitting this Technical Contribution agrees not to assert any interest in the ownership of the copyright to the Final Specification; regardless of whether the Technical Contribution has been modified or simply included in the Final Specification without modifications. The Final Specification shall bear a notation that the copyright is owned by the Alliance. The Sponsor agrees not to communicate to any third party that anyone other than the Alliance is the owner of the copyright to the Final Specification.

4.2 Reference Contributions; Reference Documents. Any Reference Contribution submitted to the Alliance is licensed on a nonexclusive basis to the Alliance and any duly authorized agents thereof solely for the limited purpose of being evaluated for inclusion in a Reference Document. In the event that the Reference Contribution submitted, or a portion or derivative work thereof, is included in, or used as, a Reference Document, the party submitting such Reference Contribution hereby grants to the Alliance and all persons using the copyrighted material an irrevocable, perpetual, worldwide, nonexclusive, royalty free license for the purpose of allowing them to create, distribute, reproduce, display and otherwise use the copyrighted material in accordance with the Alliance’s policies and procedures. The party submitting the Reference Contribution shall continue to have ownership rights in the copyright to the Reference Contribution, subject to the license granted above. The copyright to the Reference Document itself will be owned by the Alliance; however all persons which have submitted Reference Contributions which were integrated into the Reference Document shall be acknowledged as contributors to the Reference Document. In the event that a Reference Contribution is used, completely unmodified by the Alliance, as a Reference Document, the copyright to the Reference Document will be owned by the party that submitted such Reference Contribution. In the event that the copyright to the Reference Document is owned by the Alliance, the party submitting the Reference Contribution agrees not to assert any interest in the ownership of the copyright to the Reference Document; in such event the Reference Document shall bear a notation that the copyright is owned by the Alliance, and the Sponsor agrees not to communicate to any third party that anyone other than the Alliance is the owner of the copyright to the Reference Document.

4.3 Foreign Language Versions of Final Specifications. The Alliance shall own all copyrights to any foreign language translations of Final Specifications (and Reference Documents in the event that the Alliance is the owner of the English language version of the Reference Document). Sponsor agrees not to translate any Final Specification or any Reference Document where the Alliance is the owner of the English language version of the Reference Document, or publish portions of a Final Specification or such Reference Document, into a foreign language without obtaining prior permission from the Alliance.

4.4 Assistance. Sponsor agrees to perform all acts deemed necessary by the Alliance to permit and assist the Alliance in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in any copyright interests in and to Final Specifications (and Reference Documents to which the Alliance is entitled to copyright ownership). Such acts may include, but are not limited to, execution of documents and assistance or cooperation: (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable copyrights, (ii) in the enforcement of any applicable copyrights, and (iii) in other legal proceedings related to the copyrights.

4.5 Termination of Sponsor Status. The rights granted and obligations assumed by Sponsor under this Section 4 shall survive the termination of Sponsor’s status as a Sponsor of the Alliance, whether by withdrawal, change to Associate status, termination of status because of failure to pay dues, expulsion, or otherwise.

5. Trademark and Certification Mark Matters. The Alliance will license certain of its trademarks and certification marks to Sponsor and other persons on commercially reasonable, nondiscriminatory terms and conditions approved from time to time by the Board of Directors of the Alliance. Sponsor agrees and acknowledges that it will not use any Alliance trademark or certification mark other than as expressly permitted by a written trademark or certification mark license agreement entered into between Sponsor and the Alliance.

6. Confidentiality.

6.1 Confidential Information. Sponsor will maintain in confidence all of the following categories of information (each of which shall be considered “Confidential Information”):

(a)	Technical Contributions and Reference Contributions (unless the Sponsors agree by a two-thirds (2/3) Majority Vote to release such items, and obtain the consent of the party which submitted the Technical Contribution or Reference Contribution).

(b)	Draft Specifications, Pending Specifications, Final Specifications, Draft Reference Documents and Reference Documents (unless the Sponsors agree by a two-thirds (2/3) Majority Vote to release such items).

(c)	Documents received from the Alliance or from another Sponsor or Participant Associate that relate to Alliance matters and are marked to connote their confidential or proprietary nature at the time of disclosure.

(d)	Information relating to Alliance matters received from the Alliance or from another Sponsor or Participant Associate that: (i) consists of documents that are not marked to denote their confidential nature; (ii) consists of orally transmitted information; or (iii) consists of information disclosed through some other medium that is not marked to denote its confidential nature. All such information must have been identified and treated as confidential at the time of disclosure. Additionally, the sender of such information must designate such information as confidential in a Confidential Information Memorandum (in the form attached hereto as Exhibit A), which must be sent to the recipient’s representative within thirty (30) days of disclosure, summarizing the Confidential Information sufficiently for identification.

(e)	Unless made public by a two-thirds (2/3) Majority Vote of the Sponsors of the Alliance, proceedings of the Board of Directors, committees, working groups, and Sponsors’ meetings of the Alliance and minutes and other records of such proceedings, whether in draft or final form.

Sponsor agrees to use any such Confidential Information solely in connection with good faith participation with other Sponsors or Participant Associates in the business of the Alliance and the discussion, development, or evaluation of Technical Contributions, Draft Specifications, Pending Specifications, Reference Contributions, Draft Reference Documents, or Reference Documents. Sponsor agrees to use at least the same degree of care with the Confidential Information that it uses to protect its own confidential and proprietary information, but no less than a reasonable degree of care under the circumstances and will neither disclose nor copy the Confidential Information except as necessary for its employees and contractors (under obligation of confidentiality) with a need to know for the purpose of participating in the business of the Alliance and developing a Final Specification or an implementation of a Final Specification. Any copies of Confidential Information which are made by Sponsor must be conspicuously marked “confidential”, “proprietary”, or with a similar legend. Technical Contributions, Draft Specifications, Pending Specifications, Reference Contributions, and Draft Reference Documents may only be released to the Sponsors and Participant Associates, except as provided in Sections 6.1(a) and (b). Unless the parties agree otherwise, this obligation of confidentiality will expire three (3) years from the date of disclosure of such Confidential Information hereunder.

6.2 Limitations on Disclosure Liability. A party will not be liable for the disclosure of any Confidential Information which is:

a)	rightfully in the public domain other than by the recipient’s breach of a duty; or

b)	rightfully received from a third party without any obligation of confidentiality; or

c)	rightfully known to the recipient without any limitation on use or disclosure prior to its receipt from the disclosing party; or

d)	independently developed by employees of the recipient without access to the disclosed information; or

e)	rightfully disclosed as required by law, provided however, that prior to disclosing such Confidential Information, the recipient subject to the order to disclose promptly notifies the disclosing party and upon the disclosing party’s request, cooperates with the disclosing party in contesting the request to disclose;

f)	made public by unanimous agreement of the Sponsors;

g)	inherently disclosed in the marketing or sale of a product or service; or

h)	information contained in a Technical Contribution or Reference Contribution submitted by such party, including any such information contained in a Draft Specification, Pending Specification, or Draft Reference Document.

6.3 Residuals. This Agreement and the terms of confidentiality hereunder shall not be construed to limit Sponsor’s right to independently develop or acquire products or technology, including similar or competing products or technology, without the use of another party’s Confidential Information. Any party shall be free to use for any purpose the residuals resulting from access to or work with the Confidential Information defined in Section 6.1, provided that such party shall maintain the confidentiality of such Confidential Information as provided herein. The term “residuals” means information in non-tangible form, which may be inadvertently retained by persons who have had access to such Confidential Information, including ideas, concepts, know-how or techniques contained therein. No party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals. However, the foregoing shall not be deemed to grant to any party a license under the other party’s: (i) copyrights other than pursuant to Sections 4.1 and 4.2 of this Agreement, or otherwise as expressly granted in writing; or (ii) patents other than as expressly granted in writing.

7. Sponsor Status; Termination of Sponsor Status.

7.1 Adherence to Alliance Policies. Sponsor shall be required to adhere to all Alliance policies and procedures, including without limitation the Alliance Bylaws. Sponsor further understands that it will be subject to all provisions of the Bylaws, including without limitation Section 12.9 (Termination of Membership) of the Bylaws.

7.2 Costs and Expenses. Sponsor shall bear its own costs and expenses for its participation in the Alliance, including without limitation compensation of its employees, and all travel and expenses associated with Sponsor’s participation in Alliance meetings and conferences, and Sponsor understands that it has no right of reimbursement, or offset of membership dues, from the Alliance.

7.3 Licenses and Permits. Sponsor shall possess or obtain at its own expense all necessary licenses or permits relating to its activities with the Alliance.

7.4 Termination of Sponsor Status. In the event that Sponsor departs from the Alliance, or otherwise has its membership terminated, Sponsor’s status as a Sponsor of the Alliance shall cease, and Sponsor will not be entitled to any of the benefits of being a Sponsor of the Alliance, including without limitation any voting or notice rights, except as otherwise expressly provided herein. In lieu of complete withdrawal from the Alliance, Sponsor may become an Associate of the Alliance, upon compliance with all procedures relating thereto including without limitation execution of an Associate’s Agreement, at which point the departing Sponsor shall have such rights as are delineated in such Associate’s Agreement.

8. Sponsor’s Representations and Warranties.

8.1 Copyright Representations and Warranties. Sponsor hereby represents and warrants to the Alliance that: (a) it is the owner of the copyright to any submitted Technical Contribution or Reference Contribution, except and to the extent specified in such Technical Contribution or Reference Contribution; (b) the

submission of any Technical Contribution or Reference Contribution shall not, in the event that it is ultimately published in a Final Specification or Reference Document, infringe the copyright rights of any person, except and to the extent specified in such Technical Contribution or Reference Contribution; and (c) there is currently no actual or threatened suit by any third party based on an alleged violation of any copyright rights in any submitted Technical Contribution or Reference Document. The representations and warranties contained in this Section 8.1 are limited to the actual knowledge of the Sponsor.

8.2 Confidentiality Representations and Warranties. Sponsor represents and warrants that Sponsor has not intentionally transmitted to the Alliance any information that it received under obligation of confidentiality from any third party without the express permission of such third party. Sponsor further agrees that it will not intentionally transmit to the Alliance any information that it received under obligation of confidentiality from any third party without the express permission of such third party. Sponsor’s Alliance Representative(s) agree(s) to immediately notify the Alliance in the event that it becomes aware that Sponsor has transmitted any information to the Alliance in violation of the confidentiality rights of any third party.

8.3 Indemnification. Sponsor shall defend, indemnify and hold harmless the Alliance from and against any and all third party actual or threatened claims, suits, proceedings, actions, damages, liabilities, losses, costs and expenses, including without limitation reasonable attorneys’ fees and expenses which arise out of or as the result of third party claims brought or threatened against the Alliance and arising out of Sponsor’s intentional breach of any of its obligations under this Agreement. Notwithstanding the foregoing, Sponsor shall under no circumstances have any obligation to indemnify any other Sponsor, Associate or other person, based upon its indemnification obligations under this Section 8.3.

9. General Provisions.

9.1 No Other Licenses. Except for the rights expressly provided by this Agreement, Sponsor does not grant or receive, by implication, estoppel, or otherwise, any intellectual property licensing rights.

9.2 Limited Effect. This Agreement shall not be construed to waive any Sponsor’s rights under law or any other agreement except as expressly set out herein.

9.3 No Specification Warranty. SPONSOR ACKNOWLEDGES THAT ANY TECHNICAL CONTRIBUTIONS, DRAFT SPECIFICATIONS, PENDING SPECIFICATIONS, FINAL SPECIFICATIONS, REFERENCE CONTRIBUTIONS, DRAFT REFERENCE DOCUMENTS, AND REFERENCE DOCUMENTS ARE PROVIDED “AS IS” AND THAT THE ALLIANCE DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED AND STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. IN NO EVENT WILL THE ALLIANCE BE LIABLE TO SPONSOR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ANY LOST PROFITS, REVENUE, SAVINGS, BUSINESS, DATA OR GOODWILL, HOWEVER CAUSED, WHETHER FOR BREACH OR REPUDIATION OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY, NEGLIGENCE, OR OTHERWISE ON ANY THEORY OF LIABILITY, WHETHER OR NOT THE ALLIANCE WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. IN NO EVENT WILL THE ALLIANCE BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. THE LIMITATIONS SET FORTH ABOVE SHALL BE DEEMED TO APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDIES. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE FULLY CONSIDERED THE FOREGOING ALLOCATION OF RISK AND FIND IT REASONABLE, AND THAT THE FOREGOING LIMITATIONS ARE AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES.

9.4 Successors and Assigns. Sponsor may not assign, subcontract or otherwise delegate Sponsor’s obligations under this Agreement without the Alliance’s prior written consent, such consent to be given only upon the approval of a two-thirds (2/3) Majority Vote of the Sponsors; for the purposes hereof, a merger or acquisition in which the owners of the Sponsor collectively own less than half of the outstanding equity interests of the post-transaction entity shall be considered an assignment, such that Sponsor’s status as a Sponsor of the Alliance will continue only upon the affirmative Vote of a two-thirds (2/3) Majority of the Sponsors. All rights of Sponsor under this Agreement shall cease upon Sponsor’s dissolution. Subject to the foregoing, this Agreement will be for the benefit of the Alliance’s successors and assigns, and will be binding on Sponsor’s assignees.

9.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by electronic mail, telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to such address as either party may specify in writing.

9.6 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of, and venue in, the federal and state courts located in San Francisco, California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

9.7 Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

9.8 Waiver; Amendment; Modification. No term or provision hereof will be considered waived by the Alliance, and no breach excused by the Alliance, unless such waiver or consent is in writing signed by the Alliance. The waiver by the Alliance of, or consent by the Alliance to, a breach of any provision of this Agreement by Sponsor, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Sponsor. This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

9.9 Injunctive Relief for Breach. Sponsor’s obligations under this Agreement are of a unique character that gives them particular value; Sponsor’s breach of any of such obligations will result in irreparable and continuing damage to the Alliance for which there will be no adequate remedy at law; and, in the event of such breach, the Alliance will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

9.10 Publicity. Sponsor may not make any statement on behalf of the Alliance without prior approval.

9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and timely delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

9.12 No Implied Joint Venture. This Agreement does not create a joint venture, partnership or other form of business association between or among Sponsor and any of the other Sponsors or Associates, nor does it create an obligation to develop, make available, use, license, buy or sell any information, product, services or technology except as expressly provided herein.

9.13 Non-Intervention by Alliance. The Alliance cannot and will not render any opinions as to whether any action will or will not infringe on any intellectual property rights of any party. Moreover any actions, statements or resolutions by the Alliance should not be interpreted as rendering any opinion on those subjects. In the event that a member has a question concerning the legal consequences of any action it should seek independent legal advice. Negotiations between holders of intellectual property and potential licensees are to be left solely to the parties concerned and are to be performed outside any Alliance functions. Under no circumstances shall Sponsor ever use any Alliance resources in the furtherance of any licensing or other private business matters.

9.14 Survival. The definitions contained in this Agreement and the rights and obligations contained in Sections 3 (“Patent Matters”), 4 (“Copyright Matters”), 5 (“Trademark Matters”), 6 (“Confidentiality”), 7.4 (“Termination of Sponsor Status”), and 8 (“General Provisions”) will survive any termination or expiration of this Agreement.

9.15 Third Party Beneficiary Rights. Other than Sections 3 (“Patent Matters”), 4 (“Copyright Matters”), and 6 (“Confidentiality”), no party is entitled to any rights as a third party beneficiary of this Agreement or any provisions hereof.

9.16 Effectiveness. This Agreement shall be effective, and shall supersede the Sponsor’s Agreement previously entered into by Sponsor, only at such time as all Sponsors of the Alliance have executed copies of this Agreement.

9.17 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, other than the letter agreement(s) entitled:

Not Applicable

attached hereto as Exhibit B (if applicable), and such specific other agreements referred to herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“SPONSOR”		“ALLIANCE”

INTELLON CORPORATION		HOMEPLUG POWERLINE ALLIANCE, INC.

By:	/s/ CHARLES E. HARRIS	By:	/s/ ROB RANCK
Name:	Charles E. Harris	Name:	Rob Ranck
Title:	Chairman and CEO	Title:	President
Date:	March 11, 2009	Date:	11-March-2009

EXHIBIT A

CONFIDENTIAL INFORMATION MEMORANDUM

Date:

To:

The HomePlug PowerLine Alliance Sponsors’ Agreement (“Agreement”) provides that “Confidential Information” includes “Information relating to Alliance matters received from the Alliance or from another Sponsor or Participant Associate that: (i) consists of documents that are not marked to denote their confidential nature; (ii) consists of orally transmitted information; or (iii) consists of information disclosed through some other medium that is not marked to denote its confidential nature. All such information must have been identified and treated as confidential at the time of disclosure. Additionally, the sender of such information must designate such information as confidential in a Confidential Information Memorandum (in the form attached hereto as Exhibit A), which must be sent to the recipient’s representative within thirty (30) days of disclosure, summarizing the Confidential Information sufficiently for identification.”

By completing and signing this form, the undersigned gives the recipient notice that the information disclosed on the following date is considered “Confidential Information” under the Agreement and shall be kept confidential by the recipient according to its terms.

Date of Disclosure of Confidential Information:

Location:

Description of Confidential Information disclosed:

All other terms and conditions of the Agreement shall remain in full force and effect. Nothing contained herein shall be construed as amending or modifying the terms of the Agreement.

From:

(Sponsor’s Name)

Represented by:

(Signature)

(Printed Name)

(Title)

EXHIBIT B

LETTER AGREEMENT(S) MODIFYING TERMS OF SPONSOR’S AGREEMENT

(if Sponsor is not a signatory to any such agreement this Exhibit should be marked “Not Applicable”)

Not Applicable